Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-166862, 333-167822, 333-174282, 333-182964, 333-183557, 333-187710, 333-188066, 333-201824, 333-209000, 333-217182, 333-218807, 333-237975, 333-254167, and 333-254155), and Form S-8 (Registration Nos. 333-101651, 333-122844, 333-163396, 333-192531, 333-205661, 333-219204, 333-233132, 333-254158, and 333-259853) of Lineage Cell Therapeutics, Inc. of our report dated March 10, 2022, relating to the consolidated financial statements of Lineage Cell Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2021, which appears in this Annual Report on Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California
March 10, 2022